Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Trina Schurman
August 30, 2012		Nordstrom, Inc.
(206) 233-6503

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports August Sales

SEATTLE, Wash. (August 30, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported August sales, which reflected a shift in timing of the Anniversary Sale event, historically the Company’s largest sale event of the year. The event started one week later in July compared with last year. As a result, eight days of the event occurred in August this year compared to one day in 2011. For the period of July and August 2012 combined, same-store sales increased 8.4 percent.

The Company reported a 21.0 percent increase in same-store sales for the four-week period ended August 25, 2012 compared with the four-week period ended August 27, 2011. Preliminary total retail sales of $866 million for August 2012 increased 25.2 percent compared with total retail sales of $691 million for the same period in fiscal 2011.

Year-to-date same-store sales increased 8.0 percent compared with the same period in fiscal 2011. Preliminary year-to-date total retail sales of $6.32 billion increased 12.1 percent compared with total retail sales of $5.64 billion for the same period in fiscal 2011.

SALES RECORDING

To hear Nordstrom’s pre-recorded August sales message, please dial (402) 220-6036 beginning today at 8:40 a.m. EDT. This recording will be available for one week.

AUGUST SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2012	Fiscal 2011	Percent Increase	Total	Nordstrom	Nordstrom Rack

August	$866	$691	25.2%	21.0%	24.0%	7.1%

Year-to-date	$6,319	$5,636	12.1%	8.0%	8.6%	7.2%

Number of stores	Aug-12	Aug-11
Nordstrom	117	115
Nordstrom Rack and other	114	99

Total	231	214

Gross square footage	24,974,000	24,095,000

SAME-STORE SALES

Same-store sales include sales from stores that have been open at least one full year as of the beginning of the fiscal year. Nordstrom includes sales from both full-line stores and Direct because of the integration of these two channels. Total same-store sales include accounting adjustments that are not allocated to Nordstrom and Nordstrom Rack. Same-store sales exclude sales made through HauteLook, Nordstrom’s online private sale subsidiary, which was acquired in the first quarter of 2011.

EXPANSION UPDATE

In September, Nordstrom plans to open four Nordstrom Rack stores at Manchester Highlands in Manchester, Mo.; Tysons Corner, Va.; Carmel Mountain Plaza in San Diego, Calif.; and Edinger Plaza in Huntington Beach, Calif. In addition, Nordstrom plans to relocate its Nordstrom Rack store at the Mall at the Source in Long Island, N.Y. to the nearby Gallery at Westbury Plaza.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

September Sales Release	Thurs., October 4, 2012
October Sales Release	Thurs., November 1, 2012
Third Quarter Earnings Release	Thurs., November 8, 2012
November Sales Release	Thurs., November 29, 2012

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 231 stores in 31 states, including 117 full-line stores, 110 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy, including planning, procurement and allocation capabilities; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Forms 10-Q for the fiscal quarters ended April 28, 2012 and July 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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